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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Leap Therapeutics, Inc. on Form S-3 (No. 333-221968) to be filed on or about December 14, 2017 of our report dated March 31, 2017, on our audits of the consolidated financial statements as of December 31, 2016 and 2015 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed on March 31, 2017. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

Philadelphia, Pennsylvania
December 14, 2017

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  Exhibit 23.1